Exhibit 99.1

Annapolis Bancorp Expands Stock Repurchase Program

ANNAPOLIS, Md.--(BUSINESS WIRE)--Annapolis Bancorp, Inc. (NASDAQ:ANNB), parent company of BankAnnapolis, today announced that its Board of Directors has authorized the repurchase of an additional 100,000 shares of the Company’s issued and outstanding common stock. This authorization is in addition to the repurchase of up to 200,000 shares, or approximately 5% of the Company’s outstanding stock, authorized by the Board of Directors in February of 2007.

According to Annapolis Bancorp Chairman and CEO Richard M. Lerner, 99,172 shares have been repurchased to date under the repurchase program announced early last year.

“The Board considers the Company’s common stock to be an attractive investment, given the price range in which it has traded recently,” said Lerner. “Expanding the repurchase program is consistent with Annapolis Bancorp’s ongoing efforts to enhance shareholder value and invest the Company’s resources in the most efficient manner possible.”

Annapolis Bancorp's common stock trades on the NASDAQ Capital Market under the ticker symbol "ANNB." The Company's share price closed at $7.08 on February 14, 2008; book value per share as of December 31, 2007 was $6.69. The Company reported earnings per share of $0.69 in 2007 and total assets of $361.9 million at year-end.

The Board of Directors today also adopted a stock repurchase plan under Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended, and all future repurchases under the stock repurchase program will be made pursuant to the terms and conditions of this plan.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through seven community banking offices located in Anne Arundel and Queen Anne’s Counties in Maryland. In 2008, the Bank will open its eighth office in the Annapolis Towne Centre at Parole. The bank’s headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Westfield Annapolis Mall.

Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

CONTACT:
Annapolis Bancorp, Inc.
Richard M. Lerner, 410-224-4455